Exhibit 99.1

diaDexus, Inc. Reports 45% Year-Over-Year Revenue Growth for 2011 Second

Quarter

SOUTH SAN FRANCISCO, Calif., August 15, 2011 – diaDexus, Inc. (OTC Bulletin Board: DDXS.OB), a diagnostics company focused on the development and commercialization of patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease, today announced financial results for the second quarter of 2011.

Total revenues for the quarter ended June 30, 2011 were $3.8 million, representing 45% growth over total revenues of $2.6 million for the second quarter of 2010, and a 15% increase over first quarter 2011 revenues. Total operating costs and expenses for the quarter were $6.3 million as compared to $4.6 million for the 2010 second quarter, with the increase in expenses primarily related to the requirements of public company reporting, costs associated with a building lease entered into by VaxGen, Inc. prior to the July 2010 reverse merger transaction, and severance costs related to the resignation of the company’s former CEO. Net cash used in operating activities for the second quarter of 2011 declined to $1.4 million versus $1.8 million for the same period the year prior, and down from $1.9 million in the first quarter of 2011.

As of June 30, 2011, diaDexus had cash, cash equivalents, and investments of $16.8 million, compared to $18.5 million at March 31, 2011.

Commenting on the financial results, Interim Chief Executive Officer James Panek stated, “The second quarter results reflect better than expected sales of our PLAC ELISA Test to several laboratory customers, and marks our fourth consecutive quarter of revenue growth. The strength of our sales during the first half of 2011 has largely mitigated the impact of not reintroducing the PLAC TIA product, and we believe that we will achieve full year total revenues at the upper end of our previous guidance for 2011.”

Guidance

diaDexus said that it expects 2011 total revenue to be at the upper end of its previous guidance of $12 – 13 million. This guidance reflects no revenue expectation from the PLAC TIA product in 2011. The company anticipates that its 2011 capital expenditures will be higher than previous estimates, but is not providing updated guidance at this time. The increase is due primarily to costs associated with the consolidation of its operations into one leased building, and equipment purchases associated with increased PLAC ELISA sales and anticipated commercialization of its Lp-PLA2 Activity assay. The company also said it is maintaining its guidance for net cash used in operating activities at $10 – 12 million, and that it has sufficient cash through at least the middle of 2012, based on its current operating plan. Future financing needs will depend on the company’s ability to increase the rate of adoption of the company’s products by physicians and laboratories and progress in achieving additional positive coverage decisions from insurers for the PLAC Test.

Webcast

diaDexus said it is hosting a webcast on Monday, August 15 at 1:30 PM PDT (4:30 PM EDT) to discuss the 2011 second quarter financial results. The webcast may be accessed via the company’s website at www.diadexus.com/webcast.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, is focused on the development and commercialization of patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease. The company’s PLAC ELISA Test for Lp-PLA2 is the only blood test cleared by the FDA to aid in assessing risk for both coronary heart disease and ischemic stroke associated with atherosclerosis. For more information, please visit the company’s website at www.diaDexus.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company’s plans, objectives, expectations and intentions with respect to future financial results, operations and products and other statements that are not historical in nature, particularly those that use terminology such as “will,” “potential”, “could,” “can,” “believes,” “intends,” “continue,” “plans,” “expects,” “projects,” “estimates” or comparable terminology. Forward-looking statements are based on current expectations and assumptions, and entail various known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include diaDexus’ ability to maintain regulatory clearance for and successfully commercialize its PLAC Test, including its new automated Lp-PLA2 activity assay and any new diagnostic products; its ability to hire and retain a chief executive officer and chief financial officer, and to attract, retain and motivate other qualified personnel; its relationship with key customers; diaDexus’ reliance on sole source third party manufacturers to manufacture and supply our main reagent and the PLAC Test; the effects of government regulations and the company’s ability to comply with such regulations; diaDexus’ ability to demonstrate that treatment of individuals based on their Lp-PLA2 levels improves clinical outcomes in prospective clinical studies; the rate of adoption of the PLAC Test by doctors and laboratories; third party payor’s acceptance of and reimbursement for the PLAC Test; diaDexus’ limited revenue and cash resources; the adequacy of the company’s intellectual property rights; and diaDexus’ significant corporate expenses, including expenses associated with being a public company and real estate liabilities. Additional factors that could cause diaDexus’ results to differ materially from those described in the forward-looking statements can be found in diaDexus’ most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission, which are available at the SEC’s web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

– Tables to follow –

DIADEXUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
License revenue	$77	$77	$153	$153
Royalty revenue	944	866	1,949	1,745
Product sales	2,646	1,548	4,886	3,060
Product sales to related party	160	141	160	340

Total revenues	3,827	2,632	7,148	5,298
Operating costs and expenses:
Product costs	1,205	1,260	2,337	2,247
Sales and marketing	977	1,374	2,084	2,652
Research and development	1,274	1,047	2,766	1,979
General and administrative	2,842	930	4,956	1,655

Total operating costs and expenses	6,298	4,611	12,143	8,533

Loss from operations	(2,471)	(1,979)	(4,995)	(3,235)
Interest income, interest expense and other income (expense), net:
Interest income	15	1	32	4
Interest expense	—	(186)	—	(298)
Other income (expense), net	—	1	—	3

Loss before income tax	(2,456)	(2,163)	(4,963)	(3,526)
Income tax	—	—	(3)	(5)

Net loss	$(2,456)	$(2,163)	$(4,966)	$(3,531)

Basic and diluted net loss per share:	$(0.05)	$(0.11)	$(0.09)	$(0.19)

Weighted average shares used in computing basic and diluted net loss per share	53,067,057	19,059,144	53,067,057	19,059,144

DIADEXUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2011	December 31, 2010*
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,083	$20,394
Short-term marketable securities	9,726	—
Accounts receivable	1,329	1,543
Receivable from related party	—	175
Inventories	128	105
Restricted cash	400	—
Assets held for sale	308	308
Prepaid expenses and other current assets	1,355	1,046

Total current assets	19,329	23,571
Long-term investments	1,000	—
Restricted cash	1,400	1,800
Property and equipment, net	465	580
Other long-term assets	35	128

Total assets	$22,229	$26,079

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$503	$445
Deferred revenues, current portion	322	305
Deferred rent, current portion	42	103
Unfavorable lease obligations	426	363
Accrued and other current liabilities	2,674	1,930

Total current liabilities	3,967	3,146
Long-term deferred rent	159	52
Non-current portion of unfavorable lease obligation	3,315	3,555
Non-current portion of deferred revenue	683	835
Other long term liabilities	766	646

Total liabilities	8,890	8,234

Stockholders’ equity:
Preferred stock	—	—
Common stock	531	531
Additional paid-in capital	205,236	204,774
Accumulated other comprehensive loss	(2)	—
Accumulated deficit	(192,426)	(187,460)

Total stockholders’ equity	13,339	17,845

Total liabilities and stockholders’ equity	$22,229	$26,079

*	The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.